Exhibit 5.1

Lorri Kleine, Esq.
Senior Vice President Law and
Chief Legal Officer

February 25, 2022

Norfolk Southern Corporation
650 West Peachtree Street NW
Atlanta, Georgia 30308-1925

RE:	Norfolk Southern Corporation Notes Offering

Ladies and Gentlemen:

As former Executive Vice President and Chief Legal Officer of Norfolk Southern Corporation, a Virginia corporation (the “Company”), Vanessa Allen Sutherland delivered to you an opinion letter dated February 4, 2021 (the “Opinion”), in connection with the Company’s Automatic Shelf Registration Statement on Form S-3ASR, File No. 333-252723 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2021. The Registration Statement was filed for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Offered Securities (as defined in the Opinion).

As current Senior Vice President Law and Chief Legal Officer of the Company, I am furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with respect to the offer and sale of $600,000,000 aggregate principal amount of the Company’s 3.000% Senior Notes due 2032 (the “2032 Notes”) and $400,000,000 aggregate principal amount of the Company’s 3.700% Senior Notes due 2053 (together with the 2032 Notes, the “Notes”) to be issued under the Indenture, dated as of February 28, 2018 (the “Base Indenture”), as supplemented by an eighth supplemental indenture, dated as of February 25, 2022 (together with the Base Indenture, the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”).

In rendering the opinions stated below, I have, or an attorney working for me has, examined and relied upon the following: (i) the Registration Statement; (ii) the Indenture; (iii) the Prospectus dated February 4, 2021 (the “Prospectus”); and (iv) a Prospectus Supplement to the Prospectus dated February 15, 2022 (the “Prospectus Supplement”). I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions stated below.

Norfolk Southern Corporation

February 25, 2022

In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photocopied copies and the authenticity of the originals of such copies.

In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions stated below which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am a member of the Bar of the Commonwealth of Virginia, and I do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions stated below. The opinions stated below are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, I am of the opinion that each series of Notes has been legally issued and constitutes valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company as of the date hereof. I also hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

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Norfolk Southern Corporation

February 25, 2022

Very truly yours,

By:	/s/ Lorri Kleine
	Name:	Lorri Kleine
	Title:	Senior Vice President Law &
Chief Legal Officer